EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 29th day of July, 2008.

BETWEEN:

NWT URANIUM CORP.,
(the "**Company**")

AND:

RAPHAEL DANON
(the "**Executive**")

WHEREAS:

A. The Company is engaged in the acquisition, exploration and development of mineral resources properties with a focus on uranium.

B. The Executive has represented that he has the required knowledge and experience to manage certain affairs of the Company and its subsidiaries as its Chief Financial Officer.

C. The Executive has also represented he will on a best efforts basis manage the affairs of the Company consistent with his position; and

D. The Executive has expressed a desire to be employed by the Company as the Chief Financial Officer ("CFO"), and the Company wishes to engage the Executive in that capacity effective the date of this Agreement.

For their mutual benefit, the parties have agreed to set out all of the terms and conditions of their employment relationship in this employment agreement (the "**Agreement**").

IN CONSIDERATION FOR the premises, and the mutual covenants and agreements herein contained, the Company and the Executive have agreed that the terms and conditions of their employment relationship shall be as follows:

1. DEFINITIONS

(a) "**Base Salary**" means the base annual salary in the amount set out in Schedule "B" of this Agreement;

(b) "**Board**" means the Board of Directors of the Company;

(c) "**Bonus**" has the meaning specified in section 4(b) of this Agreement;

(d) "**Business**" has the meaning set out in Schedule A;

(e) "**Change of Control**" means

(i) where a Person or group of Persons acting in concert acquires ownership or control of that percentage of the outstanding shares of the Company carrying voting rights which confer on the holder or holders thereof the right to elect at least the majority of the Board;

(ii) where more than 20.1% of the voting shares are acquired by a person, or group of persons, who were not shareholders of the Company as of the effective date of this Agreement through a single transaction or series of transactions;

(iii) where less than a majority of the nominees of the Company are elected to the Board at any shareholders' meeting at which an election of directors takes place;

(iv) the sale, lease or transfer of all or substantially all of the Company's assets to any other Person;

(v) the entering into of a merger, amalgamation, arrangement or other reorganization by the Company with another unrelated corporation; or

(vi) where any two of the directors in place as of June 30, 2008 are removed from the Board.

(f) "**Change of Control Payment**" has the meaning specified in section 6(e) of this Agreement;

(g) "**Confidential Information**" means any information, technical data, or know-how, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware, configuration information, marketing or finances of the Company which is not in the public domain and which in any way has been or may be communicated to the Executive by the Company under this Agreement or is acquired by the Executive, either directly or indirectly, from the Company;

(h) "**Company Policies**" has that meaning specified in section 2(c) of this Agreement;

(i) **"Employment Date"** has the meaning set out in section 3 of this Agreement;

(j) "**Indemnity Agreement**" means the indemnity agreement entered into between the Company and the Executive;

(k) "**Just Cause**" means any circumstance which, at common law, would permit the Corporation to terminate the employment of the Executive without notice and, without limiting the generality of the foregoing, includes:

(i) the conviction of the Executive or a plea of guilty by the Executive, whether or not appeal be taken, of any crime involving personal dishonesty, moral turpitude or willfully violent conduct; or

(ii) the willful violation of the Company's published policies and procedures, where such conduct results in substantial harm to the Company.

(l) "**Person**" means any corporate entity, association, proprietorship, group, joint venture, partnership or individual; and

(m) "**Termination Date**" means the date this Agreement is terminated pursuant to Section 7 of this Agreement.

2. EMPLOYMENT AND DUTIES

(a) *Title and Responsibilities.* The Executive's responsibilities and duties shall include those items outlined in the Position Profile attached as Schedule "A" to this Agreement, and such other duties and responsibilities consistent with the Executive's employment as the Chief Financial Officer as may reasonably be assigned to him from time to time by the Board. The Executive represents and warrants to the Company that he has the required skills and experience to perform the duties and discharge the responsibilities described in Schedule "A". The Executive shall faithfully and diligently perform the duties and discharge the responsibilities assigned to him, devoting his best efforts to the business and interests of the Company.

(b) *Executive's right to participate in other ventures.* The Company acknowledges that the Executive is involved in other businesses and investments. The Executive shall have the right to participate in other businesses, enterprises or undertakings (whether are principal, investor, partner, agent, shareholder, director, officer, advisor or employee).

In addition nothing in this Agreement shall prevent the Executive from (i) devoting reasonable time to charitable, community, industry or professional activities, or (ii) participating in, or serving on, the governing body of any civic, community or charitable organization with which the Executive may become involved.

(c) *Application of Employment Policies.* All policies which apply to Company employees regarding employment, required behaviour and similar matters (collectively referred to as "Company Policies") published by the Company and delivered to the Executive prior to or following this Agreement are incorporated

(f) *Termination by Executive Following Change in Control.* In the event that a Change of Control occurs and the Executive in his absolute and unfettered discretion elects, within six (6) months of the date of a Change of Control, to terminate the Executive's employment, then the Company agrees to pay to the Executive the Change of Control Payment on the day after the six-month anniversary of the Termination Date.

(g) *Vesting of Options.* In the event the Executive's employment is terminated pursuant to Section 7(d) or (e) herein, all outstanding and nonvested equity interests of the Executive in the Company, including but not limited to stock options, shall fully vest and be nonforfeitable as of the date of Executive's termination. The Executive shall have 3 years from the Termination Date within which to exercise his Options.

(h) *Piggy-back Registration Rights.* Should this Agreement be terminated (other than in accordance with section 7(a) above) and if the Company applies for the registration of its shares in the United States the Company will ensure that it will include any shares owned or controlled by the Executive or his wife in any such application for registration.

(i) *Satisfaction.* If the Executive's employment is terminated pursuant to this Section, the Executive will accept the payments set out above in full and final satisfaction and accord of any and all claims which the Executive has or may have for compensation resulting from, arising out of or connected with the termination of this Agreement and his employment with the Company. It is understood and agreed that such payments will serve to release and forever discharge the Company, its executives, directors, predecessors, successors and assigns from any and all manner of claims, complaints, actions, causes of action, damages, costs and expenses which the Executive then has or may have at common law, in equity or under statute out of or connected with the termination of this Agreement and his employment with the Company..

8. NO DUTY TO MITIGATE

The Executive shall have no duty to mitigate the Executive's losses with respect to the termination of the Executive's employment with the Company, regardless of whether that termination is initiated by the Company or the Executive.

9. SUBSEQUENT EMPLOYMENT

The Executive shall not be bound in any manner whatsoever to rebate to the Company nor to forgive any claim against the Company with respect to any amounts or benefits payable hereunder in the event of the Executive's subsequent re-employment in any manner whatsoever.

10. NON-DISCLOSURE AND CONFIDENTIALITY

(a) The Executive acknowledges that the Confidential Information is and will remain the sole and exclusive property of the Company and agrees that he will at all times keep all Confidential Information in the strictest confidence, will hold all

Confidential Information in trust for the Company; and will not at any time directly, indirectly or in any other manner:

(i) reproduce, exploit or disclose the Confidential Information, in whole or in part, to or for any Person;

(ii) publish, or in any way participate or assist in the publishing of, any Confidential Information; or

(iii) utilize any Confidential Information, except as provided below in Section 9(c) of this Agreement.

(b) If the Company requests the return of any Confidential Information, the Executive will immediately:

(i) return all Confidential Information to the Company and will not retain any reproductions or extracts of the Confidential Information for any purpose; and

(ii) destroy all documents, memoranda, notes and records prepared by the Executive based on or arising from the Confidential Information and certify such destruction to the Company in a form reasonably satisfactory to the Company; and

(c) The Executive may disclose Confidential Information only in the following limited circumstances:

(i) if required by law to disclose Confidential Information, in which case the Executive will first seek agreement with the Company on the form of the disclosure prior to its being made; or

(ii) with the prior written permission of the Company.

(d) The Executive:

(i) acknowledges that the success, profitability and competitive position of the Company requires that strict confidentiality be maintained at all times with respect to all Confidential Information, and that any breach of such confidentiality is capable of causing substantial damage to the Company;

(ii) acknowledges and agrees that a breach by him of any of the covenants contained in Section 9 of this Agreement would result in irreparable harm to the business carried on by the Company, such that the Company could not be adequately compensated for such harm by an award of damages. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to obtain from a Court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of Section 9.

(e) The covenants contained in this Section 9 of this Agreement shall remain in full force and effect, together with the Company's right to enforce such covenants and recover images in the event of a breach of any such covenants, notwithstanding the termination of the Executive's employment with the Company.

11. RESTRICTIVE COVENANTS

(a) The Executive acknowledges that he has extensive knowledge of the Company's business, customers and clients and therefore fully understands and accepts the scope of the restraints on his activities set out above as being necessary, reasonable and fundamental to the protection of the competitive advantage of the Company in its business, its trade secrets, confidential information and goodwill, while at the same time do not place undue restrictions on his ability to utilize at the conclusion of his employment, the knowledge and skills gained by him while employed by the

(b) The Executive acknowledges and agrees that a breach by him of any of the covenants contained in paragraphs 11(a) of this Agreement would result in irreparable harm to the business carried on by the Company, such that the Company could not be adequately compensated for such harm by an award of damages. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to obtain from a Court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of paragraphs 11(a) of this Agreement.

(c) The Company and the Executive acknowledge that the covenants made in section 11(a) of this Agreement are made in recognition of the Executive's specific knowledge of the Company's business and of the fact that the Company intends to carry on its business throughout the geographic area specified therein. If any of such covenants shall be held to be unreasonable by a Court of competent jurisdiction by reason of the area, duration or type or scope of service, then said covenant shall be given effect in such reduced form as may be decided or directed by such Court. Notwithstanding the foregoing, if any portion of such covenant should be declared to be unenforceable or invalid for any reason whatsoever, such declaration shall be severable from this Agreement and shall not affect the enforceability or validity of the remaining portions of such covenant.

12. COSTS OF ENFORCEMENT

(b) If the Company breaches this Agreement or the Executive maintains an action to obtain or enforce any right or benefit provided by this Agreement, the Company agrees to reimburse the Executive for all legal, accounting and other fees and expenses reasonably incurred by the Executive as a result of such breach or action.

(c) If the Executive breaches this Agreement or the Company maintains an action to obtain or enforce any right or benefit provided by this Agreement, the Executive agrees to reimburse the Company for all legal, accounting and other fees and expenses reasonably incurred by the Company as a result of such breach or action.

13. ENTIRE AGREEMENT

(a) This Agreement, the Indemnity Agreement, and any policies and Schedules, referred to herein constitute the complete and entire agreement between the Executive and the Company concerning the employment of the Executive and, as of the date this Agreement is executed, replace and supersede any and all prior agreements, written or oral, between the Executive and the Company or any of its predecessors or affiliates relating thereto. Except as specifically set forth in this Agreement, neither party makes any representation or warranty, express or implied, statutory or otherwise, to the other.

(b) No waiver or modification of this Agreement or any covenant, condition or restriction herein contained shall be valid unless executed in writing by both the Company and the Executive.

(c) Notwithstanding paragraph 13(b) herein, the Board may amend the terms of Schedules "B" of this Agreement by increasing the Executive's Base Salary and Benefits.

14. CONSIDERATION

(a) The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

(b) The parties hereby waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

(c) In the event that this Agreement provides a lesser benefit to the Executive than the minimum standard contained in any applicable legislation, the minimum standard contained in the legislation shall prevail to the extent of such inconsistency.

15. SEVERABILITY

All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable or void by a court or tribunal of competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of this Agreement shall remain in full force and effect.

16. INTERPRETATION

Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement.

17. GOVERNING LAW

This Agreement shall be governed by the laws of British Columbia, Canada and any applicable federal laws (without reference to conflict of laws principles) and the parties irrevocably attorn to the courts of that jurisdiction.

18. ENUREMENT

The provisions of this Agreement shall be binding upon the Executive, his heirs, executors, administrators, successors and assigns, and shall ensure to the benefit of the Company, its successors and assigns.

19. SURVIVAL

The Company's and Executive's obligations extending beyond the termination of this Agreement shall survive the termination of this Agreement and the Executive's employment with the Company.

20. BENEFICIARY

The Executive may designate by written notice to the Company a person, trust or entity to receive any payment to which the Executive may be entitled hereunder as of the date of his death. If Executive fails to designate a beneficiary, any payments due him hereunder shall be paid to his spouse, and if he has no spouse, to his children in equal amounts, and if he has no children, to his estate.

21. ASSIGNMENT

With the exception of an assignment by the Company to a subsidiary or an affiliate, neither party may assign this Agreement to a third party.

22. REPLACES PRIOR EMPLOYMENT AGREEMENTS

This Agreement replaces any and all prior employments Agreements between the Executive and the Company.

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the day, month and year first above written.

Witness Signature

Witness Name

Raphael Danon

NWT Uranium Corp.
by its authorized signatories

David Subotic
Director

John Lynch
Director

SCHEDULE "A"

POSITION PROFILE FOR RAPHAEL DANON

The Executive's title shall be Chief Financial Officer. As a senior officer and executive of the Company, the Executive shall report directly to the Chief Executive Officer and/or the President. As the Chief Financial Officer, this Executive will direct the overall financial plans and accounting practices of the Company.

As the Chief Financial Officer he will:

(a) Oversee the treasury, accounting, budget, tax and audit activities of the Company and subsidiaries;

(b) Oversee the financial and accounting system controls and standards and ensure timely financial and statistical reports for management and Board use;

(c) Assist with raising funds required by the Company;

(d) Establish operational guidelines;

(e) Ensure the execution of the Company's strategy;

(f) Oversee internal operations and processes;

(g) Assist with the setting of key financial strategies for the Company;

(h) Oversee the auditing the financial performance of the Company; and

(i) Assist with the recruiting well established senior individuals to the management team as appropriate who can assist the Company with its business activities.

SCHEDULE "B"

(Additional Terms – Raphael Danon)

1. Base Salary. The Executive's Base Salary will be as follows:

   (a) $80,000 per year;

2. Additional Increases of Base Salary. The Executive will be entitled to such additional increases to his Base Salary (other than set out above in paragraph 1) as determined by the Board of Directors in their sole direction on the annual anniversary of this Agreement or sooner, if the Board elects. When making this decision the Board will consider the Executive's personal performance and the performance of the Company during the respective year, or if the time commitments require that the Executive requires

3. Options. The Executive will be awarded 500,000 Options at the next grant date. The options will be awarded at the same price per share as the other options granted other executives of the company.

4. Additional Grant of Options. The Executive will be entitled to such additional Options of the Company's shares as determined by the Board in their sole direction on the annual anniversary of this Agreement or sooner, if the Board elects. When making this decision the Board will consider the Executive's personal performance and the performance of the Company during the respective year.

5. Professional Memberships and Professional Development. The company will pay or reimburse the executive for annual dues for professional memberships and for professional development.

SCHEDULE "C"

NWT Uranium Corp.

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT made as of the 29th day of July, 2008.
Between:

NWT URANIUM CORP.,
a corporation incorporated under the
Canada Business Corporations Act (the "**Company**")

-and-

RAPHAEL DANON
a resident of the City of Toronto, in the Province of Ontario
(the **"Executive"**)

WHEREAS:

A. The Executive is a director and/or officer of the Company; and

B. In accordance with the provisions of the Company ("By-Laws") and the *Canada Business Corporation Act* (the "Act"), it has been agreed that the Company will indemnify the Executive in certain circumstances in respect of certain liabilities which the Executive may incur as a result of the Executive acting as a director and/or officer of the Company.

IN CONSIDERATION OF the premises and mutual covenants herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Company), the Company and the Executive do hereby covenant and agree as follows:

1. Agreement to Serve
The Executive agrees to serve the Company faithfully and to the best of his ability as a director and/or officer of the Company so long as he is duly elected or appointed, as a director of the Company, in accordance with the provisions of the Act and the By-laws or is employed or appointed as an officer of the Company, or until such time as he tenders in writing his resignation from such position(s).

2. Indemnification
The Company agrees to indemnify and save harmless the Executive, his heirs, executors, administrators and legal representatives:

(a) (except in respect of an action by or on behalf of the Company against the Executive to procure a judgment in its favour) if the Executive is a person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal or

administrative action or proceeding (collectively referred to herein as "**Proceedings**") by reason of being or having been a director and/or officer of the Company, or by reason of anything done or not done by him in either of those capacities, from and against all costs, charges, expenses including, without limitation, legal expenses), and amounts paid to settle an action or satisfy a judgment or to satisfy any fines or penalties levied (collectively referred to herein as "**Expenses**"), actually and reasonably incurred by him in connection with the investigation, defence or appeal of those Proceedings, if:

(i) he acted honestly and in good faith with a view to the best interests of the Company; and

(ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful;

(b) with the prior approval of the superior court of the Province of Ontario (the "**Court**"), which the Company shall use all reasonable commercial efforts to obtain, if the Executive is a person who was or is a party or is threatened to be made a party to any Proceedings by or on behalf of the Company to procure a judgment in its favour, to which he is made a party by reason of being or having been a director and/or officer of the Company, or by reason of anything done or not done by him in either of those capacities, against all Expenses actually and reasonably incurred by him in connection with the investigation, defence or appeal of those Proceedings if:

(i) he acted honestly and in good faith with a view to the best interests of the Company; and

(ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful; and

(c) if the Executive is a person who was or is a party or is threatened to be made a party to any Proceedings by reason of being or having been, at the request of the Company, a director, officer, employee or agent of any other company, partnership, joint venture, trust or other lawful enterprise, or by reason of anything done or not done by him in that capacity, against all Expenses actually and reasonably incurred by him in connection with the investigation, defence or appeal of those Proceedings if:

(i) he acted honestly and in good faith with a view to the best interests of that company, partnership, joint venture, trust or other lawful enterprise; and

(ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

3. Deceased Executive

If the Executive is deceased and is entitled to indemnification under any of the provisions of this Indemnity Agreement, the Company agrees to indemnify and hold harmless the Executive's estate and his executors, administrators, legal representatives and lawful heirs to the same extent as it would indemnify the Executive, if alive, hereunder.

4. Partial Indemnification

If the Executive is determined to be entitled under any provisions of this Indemnity Agreement to indemnification by the Company for some or a part of the Expenses incurred in respect of any Proceedings but not for the total amount thereof, the Company shall nevertheless indemnify the Executive for the part thereof to which the Executive is determined to be entitled.

5. No Presumption as to Absence of Good Faith

Determination of any Proceedings by judgment, order, settlement or conviction, shall not, of itself, create any presumption for the purposes of this Indemnity Agreement that the Executive did not act honestly and in good faith with a view to the best interests of the Company or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, that he did not have reasonable grounds for believing that his conduct was lawful, unless the judgment or order of the Court shall specifically find otherwise.

6. Determination of Right to Indemnification

The determination as to whether or not the Executive has met the standard of conduct required of him to entitle him, in whole or in part, to indemnification under this Indemnity Agreement shall be made by the Board of Directors of the Company, who may rely, in good faith, on the advice of independent legal counsel (who may be the firm of outside legal counsel regularly retained by the Company, except if the Executive is a partner or associate of that firm, in which event different independent legal counsel shall be retained) and the costs of retaining that legal counsel shall be borne by the Company.

With respect to all Proceedings which the Board of Directors determines the Executive is entitled to be indemnified under this Indemnity Agreement as to 50% or more of the Expenses incurred, the Company, at its option and subject to the provisions of any applicable insurance policy, is entitled to assume and direct the carriage of the defence and handling of any of those Proceedings, to determine whether and in what manner any of those Proceedings shall be defended, appealed, compromised or settled, and to appoint legal counsel of its choice to act on behalf of the Executive, in which event the Executive agrees to co-operate fully and in good faith with the Company in all matters respecting those Proceedings provided that:

(a) the Executive shall have the right to retain separate counsel of his own at the Company's expense in respect of any of those Proceedings if:

(i) the Company fails to assume the defence of that suit or proceeding on behalf of the Executive within a reasonable period of time;

(ii) the named parties to any such Proceeding include the Executive as well as the Company and the Executive shall have received a written opinion from counsel acceptable to the Company that there may be one or more legal defences available to the Executive which are different from or in addition to those available to the Company and which cannot reasonably be maintained by one law firm that represents both the Executive and the Company; or

(iii) it is otherwise reasonable to do so including in circumstances where the Executive, acting reasonably, is not satisfied with the manner in which the defence of the Proceeding is being conducted; and

(b) no settlement of any such Proceeding shall be made without the Executive's prior written consent.

Either the Company or Executive may apply to the Court for an order approving any indemnity by the Company of the Executive pursuant to this Indemnity Agreement.

7. No Liability for Certain Acts

To the extent permitted by law the Executive shall not be liable for:

(a) the actions, omissions, negligence or defaults of any other director, officer or employee of the Company;

(b) any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by the Company or for or on behalf of the Company;

(c) the insufficiency or deficiency of any security in or on which any of the monies of or belonging to the Company shall be placed out or invested;

(d) any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or Company with whom or which any monies, securities or other assets shall be lodged or deposited;

(e) any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Company; or

(f) any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto
unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Company and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

8. Prepaid Expenses

The Expenses reasonably incurred by the Executive in investigating, defending or appealing any Proceedings covered under this Indemnity Agreement shall, at the request of the Executive, be paid by the Company in advance as may be appropriate to enable the Executive to properly investigate, defend or appeal those Proceedings (that payment being called the "**Advance**"), with the understanding and agreement that, in the event it is ultimately determined as provided hereunder that the Executive was not entitled to be so indemnified, or was not entitled to be fully indemnified, that the Executive shall indemnify and hold harmless the Company, and pay to the Company, the amount, or the appropriate part thereof, so paid in respect of the Advance by the Company plus interest thereon as hereinafter set forth. The Advance made by the Company on behalf of the Executive shall bear interest at the current

prime rate of interest charged to the Company by its principal lender and shall be payable by the Executive to the Company from and after the date that it is conclusively determined that the Executive is not entitled to the Advance or any part of that advance. The Executive hereby waives any amounts due to the Executive from the Company while the Executive is indebted to the Company in respect of the Advance and the Company shall be permitted to set-off and deduct from any amounts due from the Company to the Executive, those amounts due to the Company from the Executive in respect of the Advance.

9. Other Rights and Remedies
The indemnification and advance payment of Expenses as provided by this Indemnity Agreement shall not be deemed to derogate from or exclude any other rights to which the Executive may be entitled under any provision of the Act or otherwise at law, the articles of the Company, the By-Laws, this Indemnity Agreement, any vote of shareholders of the Company, or otherwise, both as to matters arising out of his capacity as a director and/or officer of the Company, or as to matters arising out of another capacity with the Company while being a director and/or officer of the Company, or as to matters arising by reason of his being or having been, at the request of the Company, a director, officer, employee or agent of any other company, partnership, joint venture, trust or other lawful entity, and shall continue after the Executive has ceased to be a director and/or officer of the Company.

10. Notices of Proceedings
The Executive agrees to give reasonable notice to the Company within seven days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any Proceedings against the Executive as a party, or receiving notice of any such threatened Proceedings, and the Company agrees to notify the Executive in writing within seven days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any Proceedings naming the Executive as a party to those Proceedings or receiving notice of any such threatened Proceedings.

11. Taxes Payable
Should any payment made pursuant to this Agreement be deemed by any taxing authority to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Company shall pay such greater amount as may be necessary to ensure that the amount received by or on behalf of the Executive after the payment of or withholding for such tax, is equal to the amount of the costs, charges, expenses or liability actually incurred by or on behalf of the Executive such that the Executive shall be indemnified for any and all such taxes.

12. Executive to Co-operate
The Executive agrees to give the Company all information and co-operation as the Company may reasonably require from time to time in respect of all matters under this Indemnity Agreement.

13. Effective Time
This Indemnity Agreement shall be effective as and from the first date that the Executive became or becomes a director and/or officer of the Company.

14. Notices
Unless otherwise permitted by this Indemnity Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the party to whom the notice or other communication is directed, or:

(a) if to Executive, at the last address which he has provided to the Company; and

(b) If to the Company, at:70 York Street, suite 1102, Toronto, Ontario, M5J 1S9
or to such other address as each party may from time to time notify the other of in writing.
If the Company receives notice from any other source of any matter which the Executive would otherwise be obligated hereunder to give notice to the Company, then the Executive shall be relieved of his obligation hereunder to give notice to the Company, provided the Company has not suffered any damage from the failure of the Executive to give notice as herein required.

15. Severability
If any provision or provisions of this Indemnity Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a) the validity, legality and enforceability of the remaining provisions of this Indemnity Agreement (including, without limitation, all portions of any paragraphs of this Indemnity Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b) to the fullest extent possible, the provisions of this Indemnity Agreement (including, without limitation, all portions of any paragraphs of this Indemnity Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not of themselves in the whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

16. Governing Law
The parties hereto agree that this Indemnity Agreement shall be construed and enforced in accordance with and governed by the laws of the Province of Ontario and any applicable federal laws.

17. Modification and Waiver
No supplement, modification or amendment of this Indemnity Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Indemnity Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18. Entire Agreement
This Indemnity Agreement shall supersede and replace any and all prior agreements (except

any agreement of employment between the Company and the Executive, which agreement shall remain in full force and effect except to the extent augmented or amended herein) between the parties hereto respecting the matters set forth in this Indemnity Agreement, and shall constitute the entire agreement between the parties hereto in respect of the matters set forth in this Indemnity Agreement.

19. Successors and Assigns

This Indemnity Agreement shall be binding upon and enure to the benefit of the Company and its successors and assigns and to the Executive and his executors, administrators, legal representatives, lawful heirs, successors and assigns.